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EXHIBIT 5.1



                    [ LETTERHEAD OF CHOATE, HALL & STEWART ]






                                                         June 26, 2003

GSLI Corp
GSI Lumonics Inc.
39 Manning Road
Billerica, Massachusetts  01821

Ladies and Gentlemen:

         We have acted as counsel to GSLI Corp, a Delaware corporation (the "Registrant"), in connection with the preparation and filing with the Securities and Exchange Commission (the "Commission") of a Registration Statement on Form S-4, File No. 333-104138 (the "Registration Statement"), with respect to the registration under the Securities Act of 1933, as amended (the "Act"), of up to 40,806,464 shares of Common Stock, no par value, (the "Common Stock"), of the Registrant issuable in connection with the proposed arrangement involving the Registrant, GSI Lumonics Inc., a New Brunswick corporation ("GSI Canada"), GSLI Canada, ULC, a Nova Scotia unlimited liability company, and GSI Canada's shareholders (the "Arrangement").

         In connection with the proposed offering and the Arrangement, we have examined the Amended and Restated Certificate of Incorporation and the Amended and Restated Bylaws of the Registrant, resolutions of the Board of Directors of the Registrant and the Registration Statement. We have also made such inquiries and have examined originals, certified copies or copies of other instruments as we have deemed necessary or appropriate for the purpose of this opinion. For purposes of such examination, we have assumed the (i) genuineness of all signatures on and the authenticity of all documents submitted to us as originals, and the conformity to the originals of all documents submitted to us as certified or photostatic copies, (ii) the truth and accuracy of factual representations made by the Registrant and by GSI Canada and (iii) that the Arrangement will be completed in the manner contemplated by the Registration Statement and in accordance with applicable law.

         Based upon the foregoing, we are of the opinion that the Common Stock covered by the Registration Statement, when issued pursuant to the Arrangement as provided for


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GSLI Corp / GSI Lumonics Inc.
June 26, 2003



in the Registration Statement, will be duly authorized, validly issued, fully paid and non-assessable.

         We are not members of the bar of any jurisdiction pertinent hereto except The Commonwealth of Massachusetts. This opinion is limited to the effect on the subject transactions of the internal laws of The Commonwealth of Massachusetts (without giving effect to conflicts of laws principles), the Delaware General Corporation Law and the federal laws of the United States of America. We express no opinion as to the applicability or effect of any other laws.

         This opinion is furnished to you for use in connection with the Registration Statement. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference therein to our firm name under the caption "Legal Matters." In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder, nor do we thereby admit that we are experts with respect to any part of the Registration Statement within the meaning of the term "experts" as used in the Act or the rules and regulations of the Commission promulgated thereunder.


                                        Very truly yours,


                                           /s/  CHOATE, HALL & STEWART
                                        -----------------------------------
                                                Choate, Hall & Stewart



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